UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934

November 11, 2002

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)

COMMISSION FILE NUMBER 0-16448

Holiday RV Superstores, Inc.

(Exact Name Of Registrant As Specified In Its Charter)

Delaware	59-1834763

(State Or Other Jurisdiction Of Incorporation Or Organization)	(IRS Employer Identification No.)

100 Tri-State International Drive, Suite 115
Lincolnshire, Illinois 60069

(Address Of Principal Executive Offices)

(847) 948-1684

(Registrant’s Telephone Number,
Including Area Code)

(Former Name Or Former Address,
If Changed Since Last Report)

ITEM 5. OTHER EVENTS.

     Holiday RV Superstores, Inc. (the “Company”) and its subsidiaries have entered into the Fourth Amendment to Amended and Restated Loan and Security Agreement and Forbearance Agreement Extension (the “Bank Amendment”) with its senior lender, Bank of America, N.A. (“Bank of America”). Pursuant to the Bank Amendment, until December 13, 2002, Bank of America will refrain from exercising any rights and remedies available under the Amended and Restated Loan and Security Agreement, as amended (the “Bank of America Loan Agreement”), by virtue of the Company’s material defaults thereunder. Bank of America’s previous agreement to forbear from exercising its rights and remedies for Company defaults under the Bank of America Loan Agreement expired on October 31, 2002. Pursuant to the Bank Amendment, the Company paid down the amount owed Bank of America by $4.8 million, to $11.8 million as of November 13, 2002. The amount available for borrowing under the Bank of America Loan Agreement was also reduced from $20.0 million to $13.4 million.

     As part of the Company’s restructuring plan, Stephen Adams, the major investor in the Company (Mr. Adams and entities owned by Mr. Adams sometimes referred to as “Adams”), issued a commitment to Bank of America to acquire the Company’s debt owed to Bank of America on or before December 12, 2002. Upon Adams’ purchase of the Bank of America loan, the Company will be obligated to enter into an amendment to the Bank of America Loan Agreement (the “Amended Loan Agreement”) whereby the maturity date will be November 15, 2004; there will be no further advances under the Amended Loan Agreement; and the interest rate will be 12.75% per annum, payable monthly.

     In addition to the commitment to purchase the Bank of America loan, Adams provided $4.3 million of additional funding to the Company that the Company used to pay down the debt owed to Bank of America. Of the additional $4.3 million advanced by Adams, $1.0 million was issued pursuant to a previous agreement with Adams, is convertible into shares of common stock of the Company at $0.62 per share and will accrue interest at the annual rate of 12.75% (payable in shares of common stock at $0.62 per share) until it is either converted or matures on May 1, 2003. Adams has agreed to convert the $1.0 million advance, the other $2.5 million he advanced under the previous agreement and his shares of Series A and Series AA-2 preferred stock of the Company, after he acquires the Bank of America loan, subject to there being no material adverse change of the Company. The remaining $3.3 million that Adams advanced is evidenced by a secured promissory note, convertible into shares of common stock of the Company at $1.99 per share (the closing price of the common stock on the date of the promissory note), with a November 15, 2004 maturity date and a 12.75% annual interest rate, payable monthly. In consideration for providing the $4.3 million of additional funding and the commitment to purchase the debt owed to Bank of America, the Company entered into an amendment to the Loan and Security Agreement with Adams (the “Second Amendment”) to provide the $4.3 million with the same security and guarantees as the loan and other advances under the Loan and Security Agreement, as amended. In addition, under the Second Amendment, Adams will provide letters of credit (whose amounts and terms will be in the sole discretion of Adams) to allow the Company to obtain a new credit facility. In consideration for the issuance of the letters of credit, when and if issued, Adams will be granted warrants to purchase shares of common stock of the Company. The exercise price for the warrants will be $1.19 per share, the closing price of the common stock on the date that Adams agreed to issue the letters of credit, and the number of shares subject to the warrant will equal the face amount of the letters of credit divided by the exercise price.

     Attached as Exhibits 99.1, 99.2, 99.3 and 99.4 are the executed (i) Bank Amendment; (ii) Adams commitment letter to Bank of America; (iii) Second Amendment; and (iv) $3.3 million Secured Promissory Note, respectively. These agreements are incorporated by reference into this Current Report on Form 8-K.

     Attached as Exhibit 99.5 is the press release issued by Holiday RV Superstores, Inc., dated November 18, 2002, related to the Amendment between the Company and Bank of America and Adams’ additional funding and commitment letter. The press release is incorporated by reference into this Current Report on Form 8-K.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

     (c)  Exhibits.

Exhibit No.	Description

99.1	Fourth Amendment to Amended and Restated Loan and Security Agreement and Forbearance Agreement Extension, dated November 11, 2002, effective October 31, 2002, by and among, Holiday RV Superstores, Inc. (the “Company”), Bank of America, N.A., Banc of America Specialty Finance, Inc. and all of the subsidiaries of the Company.

99.2	Commitment Letter, dated November 11, 2002, issued by Stephen Adams to Bank of America.

99.3	Amendment No. 2 to Loan and Security Agreement, dated as of November 11, 2002, by and among the Company, AGHI Finance Co, LLC, AGI Holding Corp., the Stephen Adams Living Trust and certain subsidiaries of the Company.

99.4	Secured Promissory Note, dated November 11, 2002, issued by the Company to AGI Holding Corp. in the amount of $3,300,000

99.5	Press Release issued November 18, 2002

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, this 18 day of November, 2002.

HOLIDAY RV SUPERSTORES, INC
/s/ Anthony D. Borzillo
Anthony D. Borzillo Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Fourth Amendment to Amended and Restated Loan and Security Agreement and Forbearance Agreement Extension, dated November 11, 2002, effective October 31, 2002, by and among, Holiday RV Superstores, Inc. (the “Company”), Bank of America, N.A., Banc of America Specialty Finance, Inc. and all of the subsidiaries of the Company.

99.2	Commitment Letter, dated November 11, 2002, issued by Stephen Adams to Bank of America.

99.3	Amendment No. 2 to Loan and Security Agreement, dated as of November 11, 2002, by and among the Company, AGHI Finance Co, LLC, AGI Holding Corp., the Stephen Adams Living Trust and certain subsidiaries of the Company.

99.4	Secured Promissory Note, dated November 11, 2002, issued by the Company to AGI Holding Corp. in the amount of $3,300,000

99.5	Press Release issued November 18, 2002